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Exhibit 23.2

[BDO Letterhead]

Rush Enterprises, Inc.
New Braunfels, Texas

We hereby consent to the incorporation in the Prospectus constituting a part of this Registration Statement of our report dated April 9, and September 14, 2004, relating to the consolidated financial statements of American TruckSource, Inc. and Subsidiaries for the years ended December 31, 2003 and 2002, appearing in Rush Enterprises, Inc.'s Form S-3 (Pre-Effective Amendment No. 2) filing dated November 9, 2004.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                      /s/ BDO Seidman, LLP

Dallas, Texas

November 9, 2004

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  Exhibit 23.2